Table of Contents
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑    Definitive Proxy Statement
☐    Definitive Additional Materials
☐     Soliciting Material under § 240.14a-12

Douglas Elliman Inc.
(Name of Registrant as Specified in its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑  No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Table of Contents
DOUGLAS ELLIMAN INC.
4400 Biscayne Blvd.
Miami, Florida 33137
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 25, 2025
To the Stockholders of Douglas Elliman Inc.:
The Annual Meeting of Stockholders of Douglas Elliman Inc., a Delaware corporation (the “Company” or “Douglas Elliman”), will be held on Wednesday, June 25, 2025 at 10:00 a.m. eastern time, and at any postponement or adjournment thereof, for the following purposes:
1.To elect two members of our Board of Directors as Class I directors for a term to expire at the 2028 Annual Meeting of Stockholders or until their successors are elected and qualified;
2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2025; and,
3.To hold an advisory vote on executive compensation (the “say-on-pay” vote).
We have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You may attend the virtual Annual Meeting, submit questions and vote your shares electronically during the meeting via live webcast at https://web.lumiconnect.com/236285623. You will need the 11-digit control number printed on your proxy card to participate in the Annual Meeting and to enter the 11-digit control number printed on your proxy card or Notice of Internet Availability of Proxy materials you will receive and the meeting password, douglas2025. If you are a “beneficial owner,” also known as a “street name” holder, please see “Registering to Attend the Virtual Annual Meeting as a Beneficial Owner.” We recommend that you log in at least 15 minutes before the Annual Meeting to ensure you are logged in when the meeting starts. You may access the meeting platform from 9:00 a.m. eastern time on the date of the annual meeting. If you encounter any technical difficulties during the log in or meeting time, please visit https://go.lumiglobal.com/faq for technical support.
Every holder of record of Common Stock of the Company at the close of business on April 30, 2025 (the “record date”) is entitled to notice of the meeting and any adjournments or postponements thereof and to vote at the annual meeting or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from June 11, 2025 to June 25, 2025, at the headquarters and principal executive offices of the Company located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. The list will also be available at https://web.lumiconnect.com/236285623 during the virtual Annual Meeting. A proxy statement, form of proxy and the Company's Annual Report on Form 10-K for the year ended December 31, 2024 are enclosed herewith.

By Order of the Board of Directors,

J. BRYANT KIRKLAND III
Executive Vice President, Secretary, Treasurer and Chief Financial Officer
Miami, Florida
April 30, 2025

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

DOUGLAS ELLIMAN INC.
4400 Biscayne Boulevard
Miami, Florida 33137
_______________________________________________________

PROXY STATEMENT
_______________________________________________________

INTRODUCTION
The board of directors (the “Board”) of Douglas Elliman Inc., a Delaware corporation (the “Company” or “Douglas Elliman”) is soliciting the proxy accompanying this proxy statement for use at the annual meeting of stockholders to be held virtually via the Internet on Wednesday, June 25, 2025, at 10:00 a.m., eastern time, and at any postponement or adjournment. The Company’s principal executive offices are located at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, and its telephone number is (305) 579-8000.
We have determined that the annual meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You may attend the annual meeting, submit questions and vote your shares electronically during the meeting via live webcast at https://web.lumiconnect.com/236285623 by entering the 11-digit control number printed on your proxy card or Notice of Internet Availability of Proxy materials you previously received and the meeting password, douglas2025. You will need the 11-digit control number printed on your proxy card to participate in the annual meeting. If you are a “beneficial owner,” also known as a “street name” holder, please see “Registering to Attend the Virtual Annual Meeting as a Beneficial Owner.” You may access the meeting platform from 9:00 a.m. eastern time on the date of the annual meeting. We recommend that you log in at least 15 minutes before the annual meeting to ensure you are logged in when the meeting starts. If you encounter any technical difficulties during the log in or meeting time, please visit https://go.lumiglobal.com/faq for technical support.
Whether or not you expect to attend the virtual meeting, please sign and return the enclosed proxy as soon as possible in the enclosed postage pre-paid envelope.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Every holder of record of Common Stock of the Company at the close of business on April 30, 2025 is entitled to notice of the meeting and any adjournments or postponements and to cast at the virtual annual meeting or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 88,737,838 shares of Common Stock.
To expedite delivery, reduce our costs and decrease the environmental impact of our proxy materials, we used “Notice and Access” in accordance with a rule of the Securities and Exchange Commission (“SEC”) that permits us to provide proxy materials to our stockholders over the Internet. On or before May 16, 2025, we will send a Notice of Internet Availability of Proxy Materials (a “Notice”) to certain of our stockholders containing instructions on how to access our proxy materials online. Our Notice of Annual Meeting of Stockholders, Proxy Statement, form of Electronic Proxy Card and Annual Report on Form 10-K are available for viewing online at http://www.astproxyportal.com/ast/24986. If you receive a Notice, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy via the Internet. If you received a Notice and would like to receive a copy of your proxy materials, follow the instructions contained in the Notice to request a copy electronically or in paper form on a one-time or ongoing basis. Stockholders who do not receive the Notice will continue to receive either a paper or electronic copy of our Proxy Statement and 2024 Annual Report to stockholders which will be sent on or before May 16, 2025.
Any stockholder who has given a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at, or prior to the annual meeting, to J. Bryant Kirkland III, the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. A stockholder whose shares are held in a brokerage or bank account will need to obtain a legal proxy from the broker, bank or other intermediary in order to vote at the meeting.
The presence at the annual meeting or representation by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business. The affirmative vote of holders of a plurality of the shares of Common Stock represented and entitled to vote at the meeting on the matter is required for the election of each director. The affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present or represented and entitled to vote at the meeting on each matter is required for the ratification of the appointment of Deloitte &

Touche LLP as the Company’s independent registered public accounting firm, the advisory approval of the “say-on-pay” vote and the stockholder’s advisory proposal requesting the Company amend its governing documents to declassify the Board of Directors. Abstentions and votes withheld have no effect on any matters presented at the meeting.
    Except for the ratification of the Company’s independent registered accounting firm, shares that are held by brokers in retail accounts may only be voted if the broker receives voting instructions from the beneficial owner of the shares. Otherwise, the “broker non-votes” may only be counted toward a quorum and, in the broker’s discretion, voted regarding the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Broker non-votes will have no effect on any of the other matters presented at the annual meeting.
    All proxies received and not revoked will be voted as directed. If no directions are specified, proxies which have been signed and returned will be voted “FOR” the election of the Board’s nominees as directors, the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm and the advisory “say-on-pay” vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of April 30, 2025, the beneficial ownership of the Company’s Common Stock, the only class of voting securities, by:
•each person known to the Company to own beneficially more than five percent of the Common Stock;
•each of the Company’s directors and nominees;
•each of the Company’s named executive officers shown in the 2024 Summary Compensation Table below; and
•all directors and executive officers as a group.
Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise noted, the business address of each listed beneficial owner is c/o Douglas Elliman Inc., 4400 Biscayne Boulevard, Miami, Florida 33137.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class

Dr. Phillip Frost (1) 4400 Biscayne Boulevard Miami, FL 33137	7,650,618	8.62%
David K. Chene (2) (3) (4)	58,975	(*)
Michael Liebowitz (2) (5) (6) (7)	3,075,692	3.46%
Patrick J. Bartels Jr. (2) (4)	58,975	(*)
Richard J. Lampen (2) (8)	1,094,797	1.23%
Scott D. Vogel (2) (9)	46,273	(*)
Wilson L. White (2) (10)	146,397	(*)
Mark D. Zeitchick (2) (10)	297,310	(*)
J. Bryant Kirkland III (5) (11)	952,530	1.07%
Stephen T. Larkin (5) (12) (15)	112,367	(*)
Daniel A. Sachar (5) (13)	102,607	(*)
Lisa M. Seligman (5) (14) (15)	83,029	(*)
All directors and executive officers as a group (11 persons)	6,028,952	6.79%
___________________________
(*) The percentage of shares beneficially owned does not exceed 1% of the outstanding Common Stock.

(1)    Based upon Schedule 13-G/A filed by Dr. Frost with the SEC on February 11, 2025, which reports ownership of 7,641,642 shares of Common Stock owned by Frost Gamma Investments Trust (“FGIT”). All shares have been adjusted to reflect the 5% stock dividend, which was paid by the Company on June 30, 2023. Dr. Frost is the sole trustee of FGIT. Frost Gamma L.P. is the sole and exclusive beneficiary of FGIT. Dr. Frost is one of two limited partners of Frost Gamma L.P. The general partner of Frost Gamma L.P. is Frost Gamma, Inc. and the sole shareholder of Frost Gamma, Inc. is Frost-Nevada Corporation. Dr. Frost is also the sole shareholder of Frost-Nevada Corporation. Includes 8,976 shares owned by Dr. Frost’s spouse, as to which shares Dr. Frost disclaims beneficial ownership.

(2)    The named individual is a director of the Company.

(3)     Mr. Chene is Co-Portfolio Manager and Co-Managing Partner of Kennedy Lewis Investment Management LLC (“Kennedy Lewis”), which owns as of such date, 4,816,926 shares issuable upon conversion of such Senior Secured Convertible Promissory Notes, after giving effect to the 4.99% beneficial ownership limitation contained therein. Without giving effect to the beneficial ownership limitation, the Senior Secured Convertible Promissory Notes would be convertible into 33,333,334 shares, or approximately 26.7% of the shares outstanding on an as-converted basis (without giving effect to any make-whole shares issuable under the Senior Secured Convertible Promissory Notes). Mr. Chene’s business address is 225 Liberty Street, Suite 4210, New York, NY 10281.

(4)    Includes 58,975 shares subject to vesting restrictions.

(5)    The named individual is an executive officer of the Company.

(6)    Includes 1,494,132 shares held by MSL18 Holdings LLC, which is a single member LLC owned by Mr. Liebowitz.

(7)    Includes 1,581,560 shares subject to vesting restrictions. Does not include PSUs (as defined below).

(8)    Includes 3,243 shares held by Mr. Lampen's spouse, as to which Mr. Lampen disclaims beneficial ownership.

(9)    Includes 46,273 shares subject to vesting restrictions.

(10)    Includes 81,560 shares subject to vesting restrictions.
(11)    Includes 455,625 shares subject to vesting restrictions.
(12)    Includes 76,875 shares subject to vesting restrictions.
(13)    Includes 63,750 shares subject to vesting restrictions.
(14)    Includes 61,500 shares subject to vesting restrictions.
(15) The named individual is an executive officer of the Company’s subsidiary, Douglas Elliman Realty, LLC.

EXECUTIVE OFFICERS OF THE COMPANY
Information regarding each of the executive officers of the Company, including name, age, positions and offices held with the Company, and term of office as an officer of the Company, is provided in Item 5 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

PROPOSAL 1 — NOMINATION AND ELECTION OF DIRECTORS

The following table sets forth certain information with respect to each of the Board members. Each director is a citizen of the United States.

Name	Age	Principal Occupation
David K. Chene	46	Co-Founder, Co-Portfolio Manager and Co-Managing Partner of Kennedy Lewis Investment Management
Michael S. Liebowitz	56	Director, President and Chief Executive Officer (Principal Executive Officer)
Patrick J. Bartels Jr.	49	Managing Member, Redan Advisors LLC
Richard J. Lampen	71	Chairman, High Pines Investments LLC
Scott D. Vogel	49	Managing Member, Vogel Partners LLC
Wilson L. White	44	Vice President, Global Affairs, Google
Mark D. Zeitchick	60	Private Investor
The Company's Bylaws provide, among other things, that the Board, from time to time, shall determine the number of directors of the Company. The size of the Board is presently set at seven and our amended and restated certificate of incorporation divides our Board into three classes with staggered three-year terms, whose terms expire at the 2025, 2026 and 2027 annual meetings. The current classes of our directors are as follows:

•Class I directors, whose term will expire at this annual meeting of stockholders to be held in 2025, consist of Messrs. Lampen and White;
•Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2026, consist of Messrs. Liebowitz and Zeitchick; and
•Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2027, consist of Messrs. Bartels, Chene and Vogel.

Two of the Company’s directors, Messrs. Lampen and White, are to be elected at the 2025 annual meeting to serve until the 2028 annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal. Each of Messrs. Lampen and White were initially elected in connection with the distribution of the Company from Vector Group Ltd. on December 29, 2021 by the board of directors of Vector Group upon recommendation of the corporate responsibility and nominating committee of Vector Group and were reelected at the Company’s 2022 Annual Meeting. Messrs. Zeitchick and Liebowitz were nominated by the Board upon the recommendation of the corporate responsibility and nominating committee and reelected at the Company’s 2023 annual meeting. Mr. Chene was reelected at the Company’s 2024 annual meeting after being appointed pursuant to the Securities Purchase Agreement, dated as of July 2, 2024 (the “Purchase Agreement”), by and among the Company, AlterDomus (US) LLC, as collateral agent and certain affiliates of Kennedy Lewis. Mr. Bartels was identified by Kennedy Lewis as a highly qualified candidate and presented to the Board based upon recommendation of the corporate responsibility and nominating committee, and he was appointed to the Board on July 2, 2024 and was reelected at the Company’s 2024 annual meeting. Mr. Vogel was identified by Mr. Chene as a highly qualified candidate and presented to the Board based upon recommendation of the corporate responsibility and nominating committee, and he was appointed to the Board on November 26, 2024 to serve as a Class III director. Until his resignation on October 21, 2024, Howard M. Lorber had served on the Board since completion of the distribution from Vector Group in December 2021.
Business Experience and Qualifications of Director Nominees
The Board of Directors recommends that stockholders vote “FOR” election of the nominees named below.
Richard J. Lampen has served as a member of Company’s Board since December 2021 and currently serves as Chairman of High Pines Investments LLC. He most recently served as our Executive Vice President and Chief Operating Officer from December 2021 until his retirement from such position on December 13, 2024. He also served as a member of the Board of Managers of our subsidiary, Douglas Elliman Realty, LLC, from March 2023 until December 2024. Mr. Lampen served as Executive Vice President of Vector Group, which was listed on the NYSE under the symbol “VGR,” from 1995 until its acquisition by JT Group in October 2024. He also served as a member of Vector Group’s Board of Directors from January 2021 until its acquisition by JT Group in October 2024. From September 2006 to February 2020 until its acquisition by Advisor Group, a portfolio company of Reverence Capital Partners, he served as President and CEO as well as a director of Ladenburg Thalmann Financial Services, which was listed on the NYSE American Exchange under the symbol “LTS.” Mr. Lampen also served as Chairman of LTS from September 2018 to February 2020. From October 2008 until its acquisition by Pernod Ricard in October 2019, Mr. Lampen served as President and CEO as well as a director of Castle Brands Inc., which was listed on the NYSE American under the symbol “ROX.” Mr. Lampen's pertinent experience, qualifications, attributes and skills include the knowledge and managerial experience in the real estate services industry he has attained through his service to Vector Group from 1995 to 2024, as well as his service as CEO of LTS and Castle Brands Inc. and as a director of other publicly traded corporations.
Wilson L. White has served as a member of the Company’s Board since December 2021. Mr. White currently serves as Vice President, Global Affairs at Google, a subsidiary of Alphabet Inc. (NASDAQ: GOOG, GOOGL), where he is the global policy lead for Google’s Android, Hardware and Advanced Research business units as well as Vice President for Asia Pacific government affairs. In addition to his employment at Google, Mr. White is engaged in numerous philanthropic and community activities. He served, until 2022, as Board Chair of the Black Bank Fund, which aims to raise and invest $250 million into Black banks throughout the United States by 2025. Mr. White also serves on the Boards of Vector Group (NYSE: VGR), the University of North Carolina School of Law Foundation and the South Carolina Governor’s School for Science & Mathematics Foundation. Mr. White earned a Bachelor of Science in Computer Engineering from North Carolina State University, where he was a Park Scholar, and received his Juris Doctor, with honors, from the University of North Carolina at Chapel Hill School of Law. Prior to being named to his current position in 2013, he served as Patent Litigation Counsel at Google from 2011 to 2013 and was a Senior Associate at Kilpatrick Townsend & Stockton LLP from 2007 to 2011. He also served as a judicial law clerk to the Honorable Alexander Williams, Jr. of the U.S. District Court of Maryland from 2006 to 2007. Mr. White has achieved the designation of NACD Directorship Certification, which is the premier director designation available in the United States and has also earned his NACD CERT in Cybersecurity Oversight. In addition to Mr. White's NACD Directorship Certification and NACD CERT in Cybersecurity Oversight, his pertinent experience, qualifications, attributes and skills include a strong background in computer engineering and the technology and legal sectors.

Business Experience and Qualifications of Continuing Directors

Patrick J. Bartels Jr. has served as a member of the Company’s Board since July 2024. Mr. Bartels is a senior investment professional with 25 years of experience and currently serves as the Managing Member of Redan Advisors LLC. His professional experience includes investing in complex financial situations in a broad universe of industries. Mr. Bartels has served as a director on numerous public and private boards of directors with an extensive track record of driving value added returns for all stakeholders through mergers and acquisitions, corporate finance and capital markets transactions, governance, incentive alignment, talent evaluation, cost rationalization. Mr. Bartels also presently serves on the board of directors of Pyxus International, Inc. (OTC Pink: PYX) and Millrose Properties, Inc. (NYSE: MRP), as well as several private companies. Mr. Bartels previously served on the board of directors of View, Inc. (OTCMKTS: VIEWQ), Arch Resources, Inc. (NYSE: ARCH), AgileThought (Nasdaq: AGIL), Noble Corporation (NYSE: NE), Centric Brands Inc. (Nasdaq: CTRC), Grizzly Energy, LLC, f/k/a Vanguard Natural Resources, Inc. (NYSE: VNRR), WCI Communities, Inc. (NYSE: WCIC), B. Riley Principal Merger Corp. (NYSE: BRPM), B. Riley Principal Merger Corp. II (NYSE: BRPM), Trinity Place Holdings Inc. (Nasdaq: TPHS), Parker Drilling Corp. (NYSE: PDK), Monitronics International Inc. (OTC: SCTY), Hexion Inc. (OTC: HXN) and Marblegate Acquisition Corp. (Nasdaq: GATEU). Prior to Redan Advisors, Mr. Bartels was a Managing Principal of Monarch Alternative Capital LP in New York, a private investment firm. Prior to joining Monarch Alternative Capital LP, Mr. Bartels was a high-yield investments analyst at Invesco Ltd. He began his career at PricewaterhouseCoopers LLP, where he was a certified public accountant. Mr. Bartels received a Bachelor of Science in Accounting with a concentration in Finance from Bucknell University. He also holds the Chartered Financial Analyst designation. Mr. Bartels’ pertinent experience, qualifications, attributes and skills include his background as a senior investment professional and track record as a director of public companies across varied industries.

David K. Chene has served as a member of the Company’s Board since July 2024 and as Chairman of the Board of Directors since November 2024. Mr. Chene co-founded Kennedy Lewis in 2017 and is a Co-Portfolio Manager and a Co-Managing Partner of Kennedy Lewis, and he Co-Chairs the Firm’s Investment Committee and Executive Committee. Mr. Chene was formerly a Managing Director with CarVal Investors, responsible for managing the US Corporate Securities business based in Minneapolis, from 2012 to 2016. Prior to his role in the US, he was Co-Head of CarVal’s European Corporate Securities business based in London. In both roles, he focused on special situations and distressed investments, including the firm’s global liquidations exposures and European financial investments. Before joining CarVal, Mr. Chene worked at Credit Suisse in London, running the firm’s European Distressed business, and was responsible for risk management across the firm’s European Leveraged Finance trading activities, from 2010 to 2012. Prior to Credit Suisse, Mr. Chene was a Senior Distressed Trader for Morgan Stanley in London, from 2009 to 2010. Prior to Morgan Stanley, Mr. Chene was a Research Analyst at DiMaio Ahmad Capital from 2003 to 2009, first in New York and then later as Head of the Firm’s Asian Platform, based in Singapore. Mr. Chene began his career at CIBC World Markets as a Research Analyst in its Leveraged Finance Investment Banking Division in New York, from 2001 to 2003. Mr. Chene’s pertinent experience, qualifications, attributes and skills include his background as an experienced investment professional and investor in the real estate industry.
Michael S. Liebowitz has served as a member of the Company’s Board since December 2021 and as our President and Chief Executive Officer since October 2024. He also serves as a member of the Board of Managers of our subsidiary, Douglas Elliman Realty, LLC. He is an entrepreneur, private investor, and seasoned business executive with extensive experience founding, acquiring, and monetizing businesses in the insurance and financial industries. In the past 25 years, Mr. Liebowitz has acquired or been a founder of companies, including Harbor Group Consulting LLC, National Financial Partners Corp. (NYSE: NFP), Innova Risk Management, and High Street Valuations. He served as Chairman and Chief Executive Officer of Nocopi Technologies Inc. (OTC QB: NNUP) from October 2022 to February 2025 as well as President and Chief Executive Officer of the Harbor Group Division of Alliant (and Managing Director and Executive Vice President of Alliant) and High Street Valuations until 2023 and Harbor and Innova until 2018 and 2019, respectively, when they were acquired by Alliant. Mr. Liebowitz also served on the boards of Ladenburg Thalmann Financial Services Inc. (NYSE American: LTS) and The Hilb Group. He has also acted as an advisor to many of the largest financial services companies around the globe on their complex insurance matters within their investment banking/M&A groups. Mr. Liebowitz graduated from CW Post College-LI University with a B.S. in Finance. Mr. Liebowitz’s pertinent experience, qualifications, attributes and skills include his strong background as an investor and executive officer of numerous businesses in varied industries.
Mark D. Zeitchick has served as a member of the Company’s Board since December 2021 and as the Company’s lead independent director since November 2024. Mr. Zeitchick has extensive experience as a business executive in the financial services industry where he enjoyed a 27-year career as an executive of LTS and its predecessors. During his tenure, he served as Executive Vice President of LTS from 2006 to February 2020. He also served as director of LTS from 1999 until its acquisition by Advisor Group in February 2020 and of Castle Brands Inc. from March 2014 until its acquisition by Pernod Ricard in October 2019. Mr. Zeitchick’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of publicly traded corporations.

Scott D. Vogel has served as a member of the Company’s Board since November 2024. Mr. Vogel is a senior investment professional with 25 years of experience and currently serves as the Managing Member at Vogel Partners LLC, a private investment and advisory firm specializing in independent board of director services, strategic and capital planning and corporate transformations within multiple industries. His professional experience includes investing in complex financial restructurings, liquidations and major litigation and process intensive situations. Mr. Vogel has led creditors’ committees and served as a director on numerous public and private boards of directors with an extensive track-record of driving value-added returns for all stakeholders through governance, incentive alignment, management evaluation and recruitment, finance, accounting, capital markets transactions as well as mergers and acquisitions. Mr. Vogel served as Managing Director at Davidson Kempner Capital Management investing in distressed debt securities from 2002 through July 2016. Previously, he worked at MFP Investors, investing in special situations and turnaround opportunities for the private investment firm of Michael F. Price and at Chase Securities in its investment banking group. Mr. Vogel has previously served on the following public company boards: Arch Coal, Inc., Alpha Metallurgical Resources, Avaya Holdings Corporation, Faraday Future Intelligent Electric Inc., Key Energy Services, CBL & Associates Properties Inc., Seadrill Limited and American Addiction Centers and is currently a member of the boards of directors of several private companies. Mr. Vogel is a member of the Olin Alumni Board of Washington University and a member of the Advisory Board of Grameen America. Mr. Vogel received an MBA from The Wharton School of the University of Pennsylvania and a B.S.B.A. from the Olin Business School of Washington University in St. Louis. Mr. Vogel’s pertinent experience, qualifications, attributes and skills include managerial experience, industry knowledge and the knowledge and experience he has attained through his service as a director of publicly traded corporations.

Board of Directors and Committees

The Board held 15 meetings in 2024 and currently has seven directors. Each director attended at least 75% of the meetings of the Board and of each committee on which that director served as a member during 2024. To ensure free and open discussion and communication among the independent directors of the Board, the independent directors meet in executive sessions periodically, with no members of management present. The chair of the corporate responsibility and nominating committee presides at the executive sessions. The Board met in 11 executive sessions in 2024 and Mr. White, as chair of the corporate responsibility and nominating committee, presided over such sessions.

The Company’s Corporate Governance Guidelines provide that the Board shall be free to choose its chair in any way it deems best for the Company at any time. The Board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company’s circumstances from time to time. Mr. Chene presently holds the role of Chairman of the Board and Mr. Liebowitz holds the role of CEO, due to their expertise and tenure in the real estate services business. As Chairman, Mr. Chene facilitates the strategic direction of the Company, including by working with the Chief Executive Officer and management team to formulate overall objectives and strategic direction of the Company while supporting and advising the CEO and management in the execution of such strategies, and reviews the agendas for and presides over meetings of the Board. As CEO, Mr. Liebowitz oversees the day-to-day leadership and performance of the Company, maintains an open dialogue with the Chairman on the important and strategic issues facing the Company, and provides guidance to the Company’s other executives to implement the Company’s strategy. Mr. Zeitchick was appointed as the Company’s lead independent director in November 2024.

The Board oversees the risks that could affect the Company through its committees and reports from officers responsible for particular risks within the Company.

The Board has three committees established in accordance with the Company’s Bylaws: an audit committee, a compensation and human capital committee and a corporate responsibility and nominating committee. The Board has determined that the following non-employee directors of the Company - David K. Chene, Patrick J. Bartels, Wilson L. White, Mark D. Zeitchick and Scott D. Vogel - have no material relationship with the Company and meet the New York Stock Exchange listing standards for independence. Each of the members of the audit committee, compensation and human capital committee and corporate responsibility and nominating committee meets the New York Stock Exchange listing standards for independence.

At the 2024 Annual Meeting, our stockholders, by a majority of the votes cast (but not a majority of the outstanding shares), approved an advisory stockholder proposal to declassify the Board. The Board opposed the stockholder proposal because it concluded, after careful consideration, that the Company’s long-standing classified Board structure continued to be in the best interests of the Company and our stockholders, primarily because (i) the Company’s leadership and governance structure promotes a long-term focus, (ii) the classified Board structure fosters stability and institutional knowledge, (iii) the classified Board structure protects stockholder value while preserving accountability to stockholders, (iv) the classified Board provides flexibility in succession planning, and (iv) classified boards are prevalent and do not diminish value. The Board is continuously seeking new ways to improve the effectiveness of the Company’s leadership to maximize value for stockholders and is committed to good governance and independent oversight. As discussed above, the Board continues to maintain its steadfast commitment to governance practices that maximize stockholder value. The Board believes that the current leadership structure and the actions of the Board highlight its commitment to strong governance and effective independent oversight while permitting the Board to continue to exercise its judgment on the best approach for the Company moving forward.

Audit Committee

The audit committee, whose members are presently Messrs. Zeitchick, as chair, White and Bartels, met four times in 2024. Mr. Liebowitz and Lynn Mestel, a former director, served on the audit committee until Mr. Liebowitz became our CEO on October 22, 2024 and Ms. Mestel resigned on July 2, 2024. Mr. Zeitchick was elected to the audit committee in July 2024 and was elected chair in October 22, 2024.The audit committee is governed by a written charter which requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the audit committee periodically reviews the Company’s risk assessment and management, including in the areas of legal compliance, cybersecurity, internal auditing and financial controls. In this role, the audit committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks and receives reports from management and other advisors. Although the Board’s primary risk oversight has been assigned to the audit committee, the full Board also receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, competitive and legal risks. In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Board and its audit committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps (both short-term and long-term) the Company takes to manage them. The audit committee is also responsible for overseeing the Company's quantitative disclosures relating to its policies, procedures and programs designed to promote and monitor environmental sustainability to the extent applicable. The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes and risks related thereto; the audit committee appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. Additionally, the audit committee has an oversight responsibility to review cybersecurity and data privacy risks and receives regular reports from management about cybersecurity matters. See “Audit Committee Report.” Each of the members of the audit committee is financially literate as required of audit committee members by the New York Stock Exchange and independent as defined by the rules of the New York Stock Exchange and the SEC. The Board has determined that Mr. Zeitchick is an “audit committee financial expert” as defined by the rules of the SEC. Mr. White holds a certification as an NACD CERT in Cybersecurity Oversight and the Board has determined that he is a cybersecurity expert.

Compensation and Human Capital Committee

The compensation and human capital committee, whose members are presently Messrs. Zeitchick, as chair, Chene and White, met once in 2024. Messrs. Chene and White were elected to the compensation and human capital committee in July 2024. Prior to his resignation from the Board on July 2, 2024, Mr. Kramer served as chair of the compensation and human capital committee and afterwards, prior to Mr. Liebowitz’s appointment as CEO, Mr. Liebowitz served as chair of the compensation and human capital committee. The compensation and human capital committee is governed by a written charter. The compensation and human capital committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To aid the compensation and human capital committee with its responsibilities, the compensation and human capital committee retains an independent consultant, as necessary, to understand the implications of compensation decisions being made. Commencing in December 2021, the compensation and human capital committee engaged Pearl Meyer & Partners LLC (“Pearl Meyer”) to provide consulting services with respect to the Company's compensation program in 2021 and subsequent compensation years. Additionally, in 2023, the compensation and human capital committee directed Pearl Meyer to benchmark the Company’s compensation practices and structures against competitors. The compensation and human capital committee has assessed the independence of Pearl Meyer pursuant to SEC and New York Stock Exchange rules and concluded that work performed by Pearl Meyer for the compensation and human capital committee does not raise any conflict of interest. The compensation and human capital committee reviews, approves and administers management compensation and executive compensation plans and is responsible for management development and succession planning, overseeing human capital management initiatives (including diversity and inclusion), overseeing the Executive Compensation Clawback Policy and overseeing stockholder communications and engagement efforts with stockholders on executive compensation. The compensation and human capital committee also administers the Company’s 2021 Management Incentive Plan (the “2021 Plan”) and Employee Stock Purchase Plan (the “ESPP”). The compensation and human capital committee considers the Company’s potential possession of material nonpublic information in connection with the timing of applicable grants of equity under the Company’s equity compensation programs and determines whether such grant should be delayed or otherwise modified due to the possession of such information. In December 2021, the compensation and human capital committee formed a stock grant subcommittee, which presently consists of Mr. Zeitchick. The stock grant subcommittee administers the grant of equity awards to executive officers.

Corporate Responsibility and Nominating Committee

The corporate responsibility and nominating committee, whose members are presently Messrs. White, as chair, Chene and Zeitchick, acted as a committee twice during the Board meetings in 2024. Ms. Mestel and Mr. Kramer served on the corporate responsibility and nominating committee until their resignations on July 2, 2024. The corporate responsibility and nominating committee is governed by a written charter. This committee is responsible for the oversight of risks relating to Board succession planning. The corporate responsibility and nominating committee assists the Board in identifying individuals qualified to become directors and recommends to the Board the nominees for election as directors at the next annual meeting of stockholders, develops and recommends to the Board the corporate governance guidelines and code of business conduct and ethics applicable to the Company, and oversees the evaluation of the Board and management. The corporate responsibility and nominating committee is also responsible for overseeing protection of the Company’s corporate reputation, including with respect to issues involving social and community engagement and sustainability relating to the environment. In recommending candidates for the Board, the corporate responsibility and nominating committee takes into consideration applicable to independence criteria and the following criteria established by the Board in the Company’s corporate governance guidelines:

•personal qualities and characteristics, accomplishments and reputation in the business community;
•current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;
•ability and willingness to commit adequate time to Board and committee matters;
•the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective, collegial and responsive to the needs of the Company; and
•diversity of viewpoints, background, experience and other demographics.

The corporate responsibility and nominating committee also considers such other factors as it deems appropriate, including judgment, skill, experience with businesses and other organizations of comparable size and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The corporate responsibility and nominating committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all nominees. The composition of our current Board includes racial diversity.

The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The corporate responsibility and nominating committee will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to J. Bryant Kirkland III, the secretary of the Company, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. If the Company were to receive recommendations of candidates from the Company’s stockholders, the corporate responsibility and nominating committee would consider such recommendations in the same manner as all other candidates.

Corporate Governance Resources

The Company has adopted a policy statement, entitled “Code of Business Conduct and Ethics” that applies to all of the Company’s directors, officers and employees. In the event that an amendment to, or a waiver from, a provision of the Code of Business Conduct and Ethics is made or granted, the Company intends to post such information on its web site, which is investors.elliman.com. The Company has adopted an Insider Trading Policy which governs the purchase, sale and/or any other dispositions of our securities by the Company and its directors, officers and employees and is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable exchange listing standards. A copy of the Insider Trading Policy is filed as an exhibit to our 2024 Annual Report. In addition, with regard to any trading in our own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements. The Company has adopted a Policy Relating to Recovery of Erroneously Awarded Compensation (the “Clawback Policy”), in accordance with the requirements of the New York Stock Exchange and Rule 10D-1 if the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which applies to our current and former executive officers and requires the Company to recoup the amount of any erroneously awarded Incentive-Based Compensation (as defined in the Clawback Policy) within a specified lookback period in the event of any required Restatement (as defined in the Clawback Policy), subject to limited exception. A copy of the Clawback Policy is filed as an exhibit to our 2024 Annual Report. The Company’s Corporate Governance Guidelines, Codes of Business Conduct and Ethics, Equity Retention, Hedging and Pledging Policy, Stock Ownership Guidelines, Executive Compensation Clawback Policy, Insider Trading Policy and current copies of the charters of the Company’s audit committee, compensation and human capital committee, and corporate responsibility and nominating committee are all available in the investor relations section of the Company’s website (https://investors.elliman.com/governance/governance-documents/default.aspx) and are also available in print to any stockholder who requests them.

EXECUTIVE COMPENSATION

The 2024 Summary Compensation Table summarizes the compensation of the Named Executive Officers (“NEOs”) for the years ended December 31, 2024 and 2023. As a “smaller reporting company,” the Company is required to provide executive compensation information for the last two completed fiscal years for the following individuals: (i) all individuals who served as the Company’s principal executive officer (“PEO”), during the last completed fiscal year, regardless of compensation; (ii) the two most highly compensated executive officers (other than the PEO) who were serving as executive officers of the Company at the end of the last completed fiscal year and whose total compensation was greater than $100,000; and (iii) up to two additional persons who served as executive officers (other than as the PEO) during the last completed fiscal year for whom disclosure would have been provided in accordance with clause (ii) above but for the fact that such person was not serving in that capacity at the end of the fiscal year.

		Salary	Bonus	Stock Awards		Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (3)		($) (4)	($)		($)
Michael S. Liebowitz	2024	$157,949	$800,000	$8,069,500	(5)	$—	$—		$9,027,449
President and Chief Executive Officer
J. Bryant Kirkland III	2024	$146,297	$300,000	$894,000		$—	$20,614	(6)	$1,360,911
Executive Vice President, Secretary, Treasurer and Chief Financial Officer	2023	$—	$—	$485,250		$—	$12,248		$497,498
Stephen T. Larkin	2024	$340,000	$50,000	$91,500		$—	$5,100	(7)	$486,600
Vice President of Communications
Howard M. Lorber	2024	$1,721,388	$—	$2,424,750		$—	$36,317	(8)	$4,182,455
Former President and Chief Executive Officer	2023	$2,018,678	$—	$4,043,750		$2,661,062	$45,000		$8,768,490
Richard J. Lampen	2024	$673,685	$—	$960,750		$—	$17,446	(9)	$1,651,881
Former Executive Vice President and Chief Operating Officer	2023	$682,500	$—	$1,617,500		$674,760	$26,299		$3,001,059
___________________________
(1)Reflects actual base salary amounts paid for 2024 and 2023, unless otherwise indicated. For Messrs. Liebowitz and Kirkland, amounts are from October 22, 2024 and October 7, 2024, respectively, to December 31, 2024. For Messrs. Lorber and Lampen amounts are from January 1, 2024 to each of October 22, 2024 and December 13, 2024, See “Employment Agreements.” Mr. Larkin’s salary includes the entire year.
(2)For Mr. Liebowitz reflects a one-time signing bonus, when he was named CEO on October 2024, For Messrs. Kirkland and Larkin, reflects annual bonus payments, which were paid in 2025 and, in the case of Mr. Kirkland, determined at the discretion of the compensation and human capital committee based on Mr. Kirkland’s performance in 2024.
(3)Represents the aggregate grant date fair value of restricted stock granted under the Company’s 2021 Plan, during the years ended December 31, 2024 and 2023 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the NEO. Assumptions used in the calculation of such amounts are included in note 13 to the Company’s audited financial statements for the year ended December 31, 2024 included in its Annual Report on Form 10-K filed with the SEC on March 17, 2025. These grants are subject to continued service conditions; consequently, amounts included in the table determined in accordance with FASB ASC Topic 718 may never be realized by the named executive officer.
(4)The amounts for 2023 reflect performance-based annual cash awards paid during 2024 in respect of service performed in 2023. There were no annual performance-based targets set in 2024.
(5)Mr. Liebowitz’s compensation as a non-employee Board director, which included cash compensation and equity grants as a non-employee Board director prior to his appointment as an executive officer, are not disclosed in the table above. See “Compensation of Directors.”
(6)Represents discounted real estate brokerage commission fees in 2024.
(7)Represents contributions to the Douglas Elliman Realty, LLC 401(k) Plan
(8)Represents perquisites in 2024 of $36,317 for lodging and related business expenses from January 1, 2024 until Mr. Lorber’s resignation on October 22, 2024.
(9)Represents perquisites in 2024 of $17,446 for reimbursement of automobile expenses and club expenses from January 1, 2024 until Mr. Lampen’s retirement on December 13, 2024.

Employment Agreements
Agreements with Douglas Elliman. The Company entered into employment agreements with Mr. Liebowitz, its President and CEO, and with Mr. Kirkland, its Executive Vice President, Secretary, Treasurer and CFO, described further below. The following summaries, as well as “Outstanding Equity Awards,” disclose payments due to Messrs. Liebowitz and Mr. Kirkland upon termination of employment. Mr. Larkin does not have an employment agreement with the Company and no payments are due to Mr. Larkin upon termination of employment. See “Outstanding Equity Awards.”

Michael S. Liebowitz Employment Agreement

On November 24, 2024, the Company entered into an employment agreement with Michael Liebowitz (the “Liebowitz Employment Agreement”), which sets forth the terms and conditions of his employment as the Company’s Chief Executive Officer.
Pursuant to the Liebowitz Employment Agreement, Mr. Liebowitz’s employment shall continue for an indefinite period, subject to the termination provisions provided for in the Liebowitz Employment Agreement. Mr. Liebowitz is entitled to an annual base salary of $800,000, a one-time cash signing bonus of $800,000 and is eligible to participate in the Company’s annual incentive program with a target annual bonus opportunity determined by the Board (or the compensation and human capital committee, if properly authorized)). Mr. Liebowitz’s bonus payments, if awarded, are subject to compliance with performance goals determined by the compensation and human capital committee. Such performance goals shall be consistent with Mr. Liebowitz’s position as the Chief Executive Officer of the Company.

Subject to Mr. Liebowitz’s continued employment through the grant date, Mr. Liebowitz shall be entitled to participate in the long-term incentive plans of the Company. In addition, subject to the approval of the Board (or the compensation and human capital committee, if properly authorized), the Company will recommend to the Board to grant Mr. Liebowitz, pursuant to the terms of the 2021 Plan and the applicable award agreement, (i) an aggregate of 1,500,000 restricted shares (the “Liebowitz Restricted Stock Grant”) of the Company’s Common Stock, vesting as to 500,000 shares on each of the first, second and third anniversaries of the grant date of the Liebowitz Restricted Stock Grant and (ii) a grant of 1,550,000 Performance Share Units (the “PSUs”) (the “Performance Share Unit Grant”) that provides for a three-year performance period commencing as of January 1, 2025 (the “Performance Period”), with the number of shares of Common Stock to be issued as soon as practicable following the end of the Performance Period determined as follows (the “Performance Thresholds”): (A) if the 30-day volume weighted average share price of the Common Stock at the end of the Performance Period (the “Performance Stock Price”) is less than $3.00, no Common Stock will be issued in settlement of the PSUs, and the PSUs shall be forfeited in their entirety; (B) if the Performance Stock Price is equal to $3.00, 775,000 shares of Common Stock will be issued as full settlement of the PSUs; (C) if the Performance Stock Price is equal to $4.00, 1,550,000 shares of Common Stock will be issued as full settlement of the PSUs; and (D) if the Performance Stock Price is equal to or greater than $5.00, 2,325,000 shares of Common Stock will be issued as full settlement of the PSUs; provided that, in each case, the shares of Common Stock to be issued in settlement of the PSUs described above will be determined where the Performance Stock Price is more than $3.00 and less than $5.00 (and is not $4.00) by a linear extrapolation between the per share Common Stock value between $3.00 and $4.00, or between $4.00 and $5.00, as the case may be.

Subject to the terms of the applicable award agreements, (A) the Liebowitz Restricted Stock Grant and the Performance Share Unit Grant shall cease vesting if Mr. Liebowitz resigns or is terminated for Cause (as defined in the Liebowitz Employment Agreement), (B) upon the consummation of a Change of Control (as defined in the Liebowitz Employment Agreement), (1) the Restricted Stock Grant shall accelerate and fully vest and (2) the Performance Share Unit Grant shall accelerate such that the end of the Performance Period shall be deemed to be the date of the consummation of the Change of Control and Mr. Liebowitz shall be entitled to the number of shares of Common Stock relative to the applicable Performance Threshold based on the Performance Stock Price on such date and (C) to the extent Mr. Liebowitz is terminated by the Company without Cause, (i) any unvested portion of the Liebowitz Restricted Stock Grant shall accelerate and become fully vested and (ii) with respect to the Performance Share Unit Grant, Mr. Liebowitz shall be entitled to a pro rata portion of the applicable Performance Threshold based on the Performance Stock Price at the time of Mr. Liebowitz’s termination, such that (x) to the extent Mr. Liebowitz is terminated prior to January 1, 2026, Mr. Liebowitz shall not be entitled to any accelerated vesting under the Performance Share Unit Grant, (y) to the extent Mr. Liebowitz is terminated after January 1, 2026 but prior to December 31, 2026, Mr. Liebowitz shall be entitled to one-third of the applicable Performance Threshold and (z) to the extent Mr. Liebowitz is terminated after January 1, 2027 but prior to December 31, 2027, Mr. Liebowitz shall be entitled to two-thirds of the applicable Performance Threshold.

The Liebowitz Employment Agreement may be terminated by the Company without Cause (as defined in the Liebowitz Employment Agreement) upon providing notice (the “Termination Notice”) to Mr. Liebowitz stating such intention. In the event that the Company terminates Mr. Liebowitz’s employment without Cause, the Employment Period shall terminate on the date set forth in the Termination Notice (the “Termination Date”) and a severance period of six months (such period, the “Severance Period”) shall commence upon the Termination Date.

Upon a termination by the Company without Cause, during the Severance Period, Mr. Liebowitz shall be entitled to receive his base salary, and subject to Mr. Liebowitz’s timely election of continuation coverage under the Company’s group health plan plans, and continued copayment of premiums at the same level as if Mr. Liebowitz were an active employee of the Company, Mr. Liebowitz and his eligible dependents shall be entitled to a taxable monthly reimbursement in an amount equal to the amount of health insurance premiums that the Company would have subsidized, if any, had Mr. Liebowitz remained an active employee, for the Severance Period, provided that the Mr. Liebowitz remains eligible for coverage through the Severance Period. Mr. Liebowitz shall also be eligible to receive a prorated bonus, if applicable for the year in which the termination occurred. In addition, Mr. Liebowitz shall be entitled to (x) payment of any earned but unpaid amounts, including bonuses for performance periods that ended prior to the Termination Date and any unreimbursed business expenses, with such payment made in accordance with Company practices in effect on the date of his termination of employment, and (y) any other rights, benefits or entitlements in accordance with this Liebowitz Employment Agreement or any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates (collectively referred to as the “Accrued Obligations”).

In the event of Mr. Liebowitz’s termination due to his death or Disability (as defined in the Liebowitz Employment Agreement), Mr. Liebowitz or his estate, as applicable, shall be entitled to the Accrued Obligations.

In the event of the voluntary termination of employment by Mr. Liebowitz, Mr. Liebowitz shall only be entitled to the Accrued Obligations; provided, however, if (A) such voluntary termination occurs as a result of (referred to herein as “Good Reason”): (i) a material diminution of Mr. Liebowitz’s duties and responsibilities, including, without limitation, the failure to appoint or re-appoint Mr. Liebowitz as Chief Executive Officer of the Company or the removal of Mr. Liebowitz from any such position, (ii) a material reduction of Mr. Liebowitz’s base salary (unless such reduction is consistent with reductions by the Company of all executive officers of the Company) or any other material breach of any material provision of the Liebowitz Employment Agreement by the Company, (iii) a requirement that Mr. Liebowitz report to any person other than the Company’s Board, or (iv) the failure of a successor to all or substantially all of the Company’s business and/or assets to promptly assume and continue the Company’s obligations under the Liebowitz Employment Agreement, whether contractually or as a matter of law, within 15 days of such transaction, (B) Mr. Liebowitz gives the Company 60 days’ prior notice of his intent to voluntarily terminate his employment for any (or all) of the foregoing reasons and the Company shall not have cured such breach within such 60-day period (the “Cure Period”), and (C) Mr. Liebowitz shall thereafter have resigned and separated from employment and service with the Company no later than 60 days following the end of the Cure Period, then the Severance Period shall begin at the end of such 60-day period and Mr. Liebowitz shall be entitled to the same benefits above as if Mr. Liebowitz had been terminated by the Company without Cause.

If within twelve (12) months of a Change of Control, the Company terminates Mr. Liebowitz without Cause, other than for reason of death or Disability, or Mr. Liebowitz voluntarily terminates his employment for Good Reason, Mr. Liebowitz shall be entitled to: (i) a lump sum payment of 2.0 times the sum of Mr. Liebowitz’s annual base salary and a prorated bonus, if applicable, for the year in which the termination occurs, (ii), subject to Mr. Liebowitz’s timely election of continuation coverage under the Company’s group health plan, and continued copayment of premiums at the same level as if Mr. Liebowitz were an active employee of the Company, Mr. Liebowitz and his eligible dependents shall be entitled to a taxable monthly reimbursement in an amount equal to the amount of health insurance premiums that the Company would have subsidized, if any, had Mr. Liebowitz remained an active employee, for six months, provided that the Mr. Liebowitz remains eligible for coverage during such period and (iii) the Accrued Obligations.

Any payments or severance payable to Mr. Liebowitz pursuant to the Liebowitz Employment Agreement shall be conditioned upon Mr. Liebowitz’s execution of a general release of claims and covenant not to sue provided by the Company at the time of termination.

The Liebowitz Employment Agreement contains non-disclosure, non-competition, customer non-solicitation, and employee non-solicitation covenants.

J. Bryant Kirkland III Employment Agreement

On October 30, 2024, the Company entered into an employment agreement with James Bryant Kirkland III (the “Kirkland Employment Agreement”), which sets forth the terms and conditions of his employment as the Company’s Executive Vice President, Treasurer and Chief Financial Officer and Secretary.

Pursuant to the Kirkland Employment Agreement, Mr. Kirkland’s employment has an initial term of two years, which term will automatically be extended by one year on each anniversary of the effective date (the “Renewal Date”) of the employment agreement unless either party provides prior notice within the sixty (60)-day period prior to the Renewal Date that such party does not desire to extend the term. Mr. Kirkland is entitled to an annual base salary of $621,863 and is eligible to participate in the Company’s annual incentive program with a target annual bonus opportunity of 50% of his annual base salary. Mr. Kirkland’s bonus payments are subject to compliance with performance goals determined by the compensation and human capital committee. Such performance goals shall be consistent with Mr. Kirkland’s positions as the Executive Vice President and Chief Financial Officer of the Company.

Subject to Mr. Kirkland’s continued employment through the grant date, Mr. Kirkland shall be entitled to participate in the long-term incentive plans of the Company. In addition, subject to the approval of the Board (or the compensation and human capital committee, if properly authorized), the Company will recommend to the Board to grant Mr. Kirkland an aggregate of 300,000 restricted shares (the “Kirkland Restricted Stock Grant”) of the Company’s Common Stock. Subject to the approval of the Board (or the compensation and human capital committee, if properly authorized) and the terms of the applicable Restricted Stock Agreement, the Kirkland Restricted Stock Grant will vest equally on each of December 15, 2024, 2025, 2026 and 2027, so long as Mr. Kirkland remains employed by the Company on a full time basis. In the event that Mr. Kirkland ceases to be employed by the Company according to the terms of the Kirkland Employment Agreement, the Kirkland Restricted Stock Grant shall cease vesting.

The Kirkland Employment Agreement may be terminated by the Company without Cause (as defined in the Kirkland Employment Agreement) upon providing the Termination Notice to Mr. Kirkland stating such intention. In the event that the Company terminates Mr. Kirkland’s employment without Cause, the Employment Period shall terminate on the Termination Date and the Severance Period shall commence upon the Termination Date.

Upon a termination by the Company without Cause, during the Severance Period, Mr. Kirkland shall be entitled to receive his base salary, and subject to Mr. Kirkland’s timely election of continuation coverage under the Company’s group health plan plans, and continued copayment of premiums at the same level as if Mr. Kirkland were an active employee of the Company, Mr. Kirkland and his eligible dependents shall be entitled to a taxable monthly reimbursement in an amount equal to the amount of health insurance premiums that the Company would have subsidized, if any, had Mr. Kirkland remained an active employee, for the Severance Period, provided that the Executive remains eligible for coverage through the Severance Period. Mr. Kirkland shall also be eligible to receive a prorated bonus for the year in which the termination occurred. In addition, Mr. Kirkland shall be entitled to (x) payment of any earned but unpaid amounts, including bonuses for performance periods that ended prior to the Termination Date and any reimbursed business expenses, with such payment made in accordance with Company practices in effect on the date of his termination of employment, and (y) any other rights, benefits or entitlements in accordance with this Kirkland Employment Agreement or any applicable plan, policy, program, arrangement of, or other agreement with, the Company or any of its subsidiaries or affiliates (collectively referred to as the “Accrued Obligations”).

In the event of Mr. Kirkland’s termination due to his death or Disability (as defined in the Kirkland Employment Agreement), Mr. Kirkland or his estate, as applicable, shall be entitled to the Accrued Obligations.

In the event of the voluntary termination of employment by Mr. Kirkland, Mr. Kirkland shall only be entitled to the Accrued Obligations; provided, however, if (A) such voluntary termination occurs as a result of (referred to herein as “Good Reason”): (i) a material diminution of Mr. Kirkland’s duties and responsibilities, including, without limitation, the failure to appoint or re-appoint Mr. Kirkland as Executive Vice President, Treasurer, Secretary & Chief Financial Officer of the Company or the removal of Mr. Kirkland from any such position, (ii) a material reduction of Mr. Kirkland’s base salary or target bonus opportunity as a percentage of base salary or any other material breach of any material provision of the Kirkland Employment Agreement by the Company, (iii) relocation of Mr. Kirkland’s office outside of a 90 mile radius from Miami, Florida, or (iv) the failure of a successor to all or substantially all of the Company’s business and/or assets to promptly assume and continue the Company’s obligations under the Kirkland Employment Agreement, whether contractually or as a matter of law, within 15 days of such transaction and (B) Mr. Kirkland gives the Company sixty (60) days’ prior notice of his intent to voluntarily terminate his employment for any (or all) of the foregoing reasons and the Company shall not have cured such breach within such 60-day period, then the Severance Period shall begin at the end of such 60-day period and Mr. Kirkland shall be entitled to the same benefits above as if Mr. Kirkland had been terminated by the Company without Cause.

If within twelve (12) months of a Change of Control (as defined in the Kirkland Employment Agreement), the Company terminates Mr. Kirkland without Cause (as defined in the Kirkland Employment Agreement), other than for reason of death or Disability (as defined in the Kirkland Employment Agreement), or Mr. Kirkland voluntarily terminates his employment for Good Reason, Mr. Kirkland shall be entitled to: (i) a lump sum payment of 2.0 times the sum of Mr. Kirkland’s annual base salary and a prorated bonus for the year in which the termination occurs, (ii), subject to Mr. Kirkland’s timely election of continuation coverage under the Company’s group health plan, and continued copayment of premiums at the same level as if Mr. Kirkland were an active employee of the Company, Mr. Kirkland and his eligible dependents shall be entitled to a taxable monthly reimbursement in an amount equal to the amount of health insurance premiums that the Company would have subsidized, if any, had Mr. Kirkland remained an active employee, for six (6) months, provided that the Mr. Kirkland remains eligible for coverage during such period and (iii) the Accrued Obligations.

Any payments or severance payable to Mr. Kirkland pursuant to the Kirkland Employment Agreement shall be conditioned upon Mr. Kirkland’s execution of a general release of claims and covenant not to sue provided by the Company at the time of termination.

The Kirkland Employment Agreement contains non-disclosure, non-competition, customer non-solicitation, and employee non-solicitation covenants.

Stephen T. Larkin

Mr. Larkin does not have an employment agreement with the Company.

Howard M. Lorber

Mr. Lorber resigned from his position as CEO and President of the Company on October 21, 2024. Prior to his resignation from such roles, Mr. Lorber’s employment with the Company was subject to an employment agreement which became effective on December 29, 2021 and was terminated on October 21, 2024. As of January 1, 2024, Mr. Lorber’s base salary was set at $2,132,935, for which he received $1,721,388 prior to his resignation. Mr. Lorber was also entitled to receive an annual bonus based on a target bonus opportunity equal to 150% of Mr. Lorber’s annual base salary and to participate in the Company’s long-term incentive plans on a basis consistent with his positions with the Company. During the period of his employment, Mr. Lorber was entitled to various benefits, including a car and driver provided by the Company, a $3,750 per month allowance for lodging and related business expenses, a club membership and dues and use of corporate aircraft in accordance with the Company’s corporate aircraft policy.

Richard J. Lampen

Mr. Lampen retired from his position as Executive Vice President and Chief Operating Officer of the Company on December 13, 2023. Prior to his retirement from such roles, Mr. Lampen ‘s employment with the Company was subject to an employment agreement which became effective December 29, 2021 and was terminated on December 13, 2023. As of January 1, 2024, Mr. Lampen's base salary was set at $702,975, for which he received $673,685 prior to his retirement. Mr. Lampen was also entitled to receive an annual bonus based on a target bonus opportunity equal to 112.5 % of Mr. Lampen’s annual base salary and to participate in the Company’s long-term incentive plans on a basis consistent with Mr. Lampen’s position with the Company. During the period of his employment, Mr. Lampen was also entitled to various benefits, including first-class air travel and lodging, as well as reimbursement for certain automobile and club expenses on an after-tax basis and use of corporate aircraft in accordance with the Company’s corporate aircraft policy.

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the Company is providing the following information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain financial performance of the Company. The compensation and human capital committee did not consider the pay versus performance disclosure when making its incentive compensation decisions. For further information about how the Company aligns executive compensation with the Company’s performance. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to unvested restricted stock and unexercised stock options. As permitted under SEC rules applicable to smaller reporting companies, we are including three years of data and are not including a peer group total shareholder return, a company-selected measure or a tabular list of financial performance measures, as contemplated under item 402(v) of Regulation S-K.

	Summary Compensation Table Total for First PEO (1)	Compensation Actually Paid to First PEO (1)(2)	Summary Compensation Table Total for Second PEO (1)	Compensation Actually Paid to Second PEO (1)(2)	Average Summary Compensation Table Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs (1)(2)	Value of Initial Fixed $100 Investment Based on	Net (loss) Income (thousands)
Year							Total Shareholder Return (3)
2024	$4,182,455	$(2,851,670)	$9,027,449	$5,504,919	$1,166,464	$99,547	$16.13	$(76,316)
2023	$8,768,490	$7,544,897	$—	$—	$1,434,764	$1,232,871	$28.5	$(42,552)
2022	$4,117,991	$(4,960,134)	$—	$—	$834,842	$(663,048)	$36.83	$(5,622)

___________________________
(1)    Mr. Liebowitz is the principal executive officer (the “PEO”) and Mr. Lorber is the second PEO for purposes of calculating the amounts in each applicable year. Messrs. Kirkland, Larkin and Lampen are the non-PEO NEOs included for purposes of calculating the average amounts in 2024, 2023 and 2022.
(2)    A reconciliation of Summary Compensation Table Total from the Summary Compensation Table to compensation actually paid to our PEO and our other NEOs (as an average) is shown below:

	2024
Adjustments:	First PEO	Second PEO	Average of Non-PEO NEOs
Summary Compensation Table Total as reported in Summary Compensation Table (“SCT”)	$4,182,455	$9,027,449	$1,166,464
Adjustments: Additions (Subtraction)
Stock awards amounts as reported in SCT	(2,424,750)	(8,069,500)	(648,750)
Fair value at year end of awards granted during the covered fiscal year that remain outstanding and unvested (a)			208,750
Change in fair value of awards granted in any prior fiscal years that are outstanding and unvested at year end (a)			(64,000)
Fair value as of vesting date for awards granted and vested in the same year (a)			83,333
Change in fair value of awards granted in any prior fiscal years that are outstanding that vested in the year (a)		4,546,970	(31,667)
Value of forfeited awards determined at end of prior year for awards made in prior fiscal years that were forfeited during current fiscal year	(4,609,375)		(614,583)
Compensation Actually Paid (as calculated)	$(2,851,670)	$5,504,919	$99,547
a.The fair value amounts were computed in a manner consistent with the fair value methodology used to account for share-based payments in the Company's financial statements.

(3)    The amounts disclosed represent the value of an investment of $100 in Common Stock at the end of each period presented assuming the investment was made at the beginning of each period presented. The total shareholder return used to determine these values was calculated by dividing the difference between the Company's share price at the end and the beginning of the measurement period by the Company's share price at the beginning of the measurement period.

Analysis of Information Presented in the Pay Versus Performance Table
While the Company utilizes several performance measures to align executive compensation with performance, not all incentive measures are presented in the pay versus performance table above. The Company generally seeks to incentivize long‐term performance and therefore do not specifically align performance measures with compensation that is actually paid (as computed in accordance with Item 402(v) of Regulation S‐K) for a particular year.
The Company provides information below about the relationship between the compensation actually paid to our PEO and Non‐PEO NEOs for 2024, 2023 and 2022 as shown in the pay versus performance table above and:
•our cumulative TSR; and
•our net income.

Compensation Actually Paid and Total Shareholder Return. The chart below illustrates the compensation actually paid to our PEO and non‐PEO NEOs in 2024, 2023 and 2022 in relation to our TSR. In 2024, 2023 and 2022 compensation actually paid was lower than Summary Compensation Table pay for both our PEO and non‐PEO NEOs. In 2024, compensation actually paid was negative, which aligned with the decline in our TSR.
Compensation Actually Paid and Company Net Income. The chart below illustrates for 2024, 2023 and 2022 the compensation actually paid to our PEO and non‐PEO NEOs in relation to Company net income. In 2024, 2023 and 2022 compensation actually paid was lower than Summary Compensation Table pay for both our PEO and non‐PEO NEOs. In 2024, compensation actually paid was negative, which aligned with the decline in our net income.
GRANTS OF PLAN-BASED AWARDS IN 2024
The table below provides information with respect to incentive compensation granted to each of the named executive officers during the year ended December 31, 2024.

								All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Shares of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (1)
		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)
Michael S. Liebowitz (2)	11/24/2024	—	—	—	—	—	—	1,500,000	—	—	$3,900,000
	11/24/2024	—	—	—	—	—	—	1,550,000	—	—	$4,169,500
J. Bryant Kirkland III	2/29/2024	—	—	—	—	—	—	150,000	—	—	$274,500
	10/31/2024	—	—	—	—	—	—	300,000	—	—	$621,000
Stephen T. Larkin	2/29/2024	—	—	—	—	—	—	50,000	—	—	$91,500
Howard M. Lorber	2/29/2024	—	$—	$—	—	—	—	1,325,000	—	—	$2,424,750
Richard J. Lampen	2/29/2024	—	$—	$—	—	—	—	525,000	—	—	$960,750

___________________________
(1)Represents the aggregate grant date fair value of restricted stock granted under the 2021 Plan for the year ended December 31, 2024 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 12 to the Company’s audited financial statements for the year ended December 31, 2024 included in its Annual Report on Form 10-K filed with the SEC on March 17, 2025. These grants are subject to continued service conditions and their value is tied to the Company's future stock price; consequently, FASB ASC Topic 718 amounts included in the table may never be realized by the named executive officer.
(2)Mr. Liebowitz’s equity grants prior to his appointment as an executive officer are not disclosed in the table above. Mr. Liebowitz was granted the following as a Board director before his appointment as CEO: 31,500 shares on December 31, 2021, 31,500 shares on March 14, 2023 and 81,560 shares on May 6, 2024.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2024
The table below provides information with respect to the outstanding Douglas Elliman equity awards of the named executive officers as of December 31, 2024.

	Stock Awards
	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Name
Michael S. Liebowitz	1,500,000	(2)	$2,325,000
	1,550,000	(3)	$2,046,000
J. Bryant Kirkland III	39,375	(4)	$61,031
	78,750	(5)	$122,063
	112,500	(6)	$174,375
	225,000	(7)	$348,750
Stephen T. Larkin	13,125	(8)	$20,344
	26,250	(9)	$40,688
	37,500	(10)	$58,125
Howard M. Lorber	—	(11)	$—
Richard J. Lampen	—	(12)	$—
___________________________
(1)Market value is determined by using the closing price of our Common Stock on December 31, 2024 of $1.55 per share for all shares that have not vested except 1,550,000 PSUs held by Mr. Liebowitz, which was based on fair value of $1.32 per share which was computed using a Monte Carlo simulation of each relevant market date.
(2)These restricted shares vest in three equal annual installments. The all three tranches will vest each of November 24, 2025, November 24, 2026 and November 24, 2027, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability, termination of employment without cause, resignation for good reason and change in control.
(3)These PSUs vest on January 1, 2028 in accordance with the Performance Thresholds. See “Michael S. Liebowitz Employment Agreement” in “Employment Agreements.” The amount reported represents fair value using a Monte Carlo simulation of each relevant measurement date.
(4)These restricted shares vest in four equal annual installments. The first three tranches vested on December 15, 2022, 2023 and 2024 and the final tranche will vest on December 15, 2025, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability, termination of employment without cause, resignation for good reason and change in control.
(5)These restricted shares vest in four equal annual installments. The first two tranches vested on December 15, 2023 and 2024 and the next two tranches will vest on each of December 15, 2025 and 2026, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability, termination of employment without cause, resignation for good reason and change in control.
(6)These restricted shares vest in four annual installments. The first tranche vested on December 15, 2024 and the next three tranches will vest on each of December 15, 2025, 2026 and 2027, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability, termination of employment without cause, resignation for good reason and change in control.
(7)These restricted shares vest in four equal annual installments. The first three tranches vested on December 15, 2022, 2023 and 2024 and the final tranche will vest on December 15, 2025, provided the recipient is then still an employee of the Company, subject to earlier vesting upon change in control.
(8)These restricted shares vest in four equal annual installments. The first three tranches vested on December 15, 2022, 2023 and 2024 and the final tranche will vest on December 15, 2025, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability.
(9)These restricted shares vest in four equal annual installments. The first two tranches vested on December 15, 2023 and 2024 and the next two tranches will vest on each of December 15, 2025 and 2026, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability.

(10)These restricted shares vest in four equal annual installments. The first tranche vested on December 15, 2024 and the next three tranches will vest on each of December 15, 2025, 2026 and 2027, provided the recipient is then still an employee of the Company, subject to earlier vesting upon the recipient's death or disability.
(11)In connection with Mr. Lorber’s cessation of employment with the Company, the Company cancelled 2,965,625 unvested shares of common stock subject to vesting pursuant to its 2021 Plan.
(12)In connection with Mr. Lampen’s cessation of employment with the Company, the Company cancelled 1,181,250 unvested shares of common stock subject to vesting pursuant to its 2021 Plan.

STOCK VESTED IN YEAR ENDED DECEMBER 31, 2024
The table below provides information with respect to Douglas Elliman restricted stock awards that vested during 2024, as well as the value realized on the vesting date, based on the average of the high and low of Douglas Elliman’s Common Stock on December 15, 2024.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Michael S. Liebowitz (1)	—	$—
J. Bryant Kirkland III	191,250	$384,890
Stephen T. Larkin	38,750	$77,984
Howard M. Lorber	—	$—
Richard J. Lampen	—	$—
___________________________
(1)     The table does not include 15,750 shares, which Mr. Liebowitz vested on December 15, 2024 because the shares were associated with an equity award that he received on March 14, 2023 related to his service as a Board member.

Compensation of Directors
The compensation of the Company's non-employee directors is designed to be fair based on the amount of work required of directors of the Company. Under our current director compensation program, each of the non-employee directors received in 2024:

•annual cash retainer fee of $450,000 for the lead independent director (effective November 26, 2024);
•annual cash retainer fee of $75,000 for all other non-employee directors;
•annual committee retainer fee of $5,000 in 2024 (effective January 1, 2025, $10,000 for each of the audit and compensation and human capital committee members and $5,000 for each of the corporate responsibility and nominating committee members);
•additional annual fees for serving as the committee chairperson of $10,000 for each of the audit, compensation and human capital, and corporate responsibility and nominating committees;
•periodic grants of shares of restricted stock (the Company granted each director approximately $115,000 of restricted stock and this amount has been increased to $150,000 per annum, effective January 1, 2025, for each director except for the lead independent director);
•from time to time, special fees for serving on special committees;
•reimbursement for reasonable out-of-pocket expenses incurred in serving on the Company's Board; and

•access to and payment for the Company's health, dental and standard life insurance coverage.
The table below summarizes the compensation the Company paid to the non-employee directors for the year ended December 31, 2024.

NON-EMPLOYEE DIRECTOR COMPENSATION IN FISCAL YEAR 2024

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation		Total
Name	($) (1)	($) (2) (3)	($)		($)
David K Chene (5)	$192,500	$120,899	$135	(4)	$313,534
Patrick J Bartels Jr. (5)	$190,000	$120,899	$135	(4)	$311,034
Wilson L. White	$95,000	$114,592	$180	(4)	$209,772
Scott D Vogel (6)	$7,133	$115,575	$23	(4)	$122,731
Mark D. Zeitchick (9)	$280,770	$114,592	$774	(4)	$396,136
Michael S. Liebowitz (7)	$252,500	$114,592	$645	(4)	$367,737
Ronald J. Kramer (8)	$47,500	$114,592	$1,334	(4)	$163,426
Lynn Mestel (8)	$42,500	$114,591	$2,163	(4)	$116,754
___________________________
(1)Represents service for the year ended December 31, 2024.
(2)Represents the aggregate grant date fair value of restricted stock granted under the 2021 Plan on May 6, 2024 (in the case of Messrs. Kramer, Liebowitz, White and Zeitchick and Ms. Mestel), July 31, 2024 (in the case of Messrs. Bartels and Chene) and December 4, 2024 (in the case of Mr. Vogel), as determined in accordance with FASB ASC Topic 718.
(3)At December 31, 2024, Messrs. Chene and Bartels held 58,975 shares of unvested restricted stock, Messrs. Liebowitz, White and Zeitchick held 81,560 shares of unvested restricted stock and Mr. Vogel held 46,273 shares of unvested restricted stock.
(4)Represents the value of life insurance premiums paid by the Company in 2024.
(5)Messrs. Chene and Bartels were appointed to the Board on July 2, 2024.
(6)Mr. Vogel was appointed to the Board on November 26, 2024.
(7)The named individual was appointed President and CEO of the Company on October 22, 2024 and no longer receives fees for service as an independent director. The amount in the table reflects compensation for services as a director prior to October 22, 2024.
(8)The named individual resigned from the Board of Directors effective July 2, 2024. Effective upon such resignation, all shares of previously unvested restricted stock vested in full.
(9)Mr. Zeitchick received $42,800 as he was appointed as the Lead Independent Director for 2024.
Compensation and Human Capital Committee Interlocks and Insider Participation
No member of the Company’s compensation and human capital committee is, or has been, an employee or officer of the Company. During 2024, (i) no member of the Company’s compensation and human capital committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K; and (ii) none of the Company’s executive officers served on the compensation and human capital committee (or other board committee performing equivalent functions or, in the absence of such committee, the board of directors) of another entity whose executive officer(s) served on the Company’s compensation and human capital committee.

Audit Committee Report
Management is responsible for the Company’s financial statements and the reporting process, including the systems of internal controls over financial reporting. The audit committee's role is to oversee the Company’s accounting and financial reporting processes and audits of financial statements.
The audit committee oversees the Company's management, the internal audit function and Deloitte & Touche LLP (“Deloitte”), the Company's independent registered public accounting firm. Management is responsible for preparing the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), assessing and establishing effective financial reporting systems and internal controls and procedures and reporting on the effectiveness of the Company’s internal controls over financial reporting. The internal audit function is responsible for assessing management’s system of internal controls and procedures and reporting on the effectiveness of that system. Deloitte is responsible for auditing the Company's consolidated financial statements, issuing an opinion about whether such statements conform with U.S. GAAP and auditing the effectiveness of the Company's internal control over financial reporting.
Periodically, the audit committee meets, both independently and collectively, with management, the internal auditors and the independent registered public accountant, to discuss the quality of the Company's accounting and financial reporting processes and the adequacy and effectiveness of internal controls and procedures and to review significant audit findings prepared by the public accountants and the internal auditors, together with management's responses and review the overall scope and plans for audits.
Prior to the Company's filing of its annual report on Form 10-K for the year ended December 31, 2024 with the SEC, the audit committee also reviewed and discussed the audited financial statements with management and Deloitte, the independent registered public accountant, discussed with Deloitte the items they are required to communicate to the audit committee in accordance with the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, received from Deloitte the written disclosures and the letter required by the PCAOB regarding its communications with the audit committee concerning its independence and discussed with Deloitte its independence from the Company.
Based on the review and discussions referred to above, the audit committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 filed with the SEC.
This report is submitted by the audit committee of the Company.

Mark D. Zeitchick, Chair
Patrick J. Bartels, Jr.
Wilson L. White

Audit and Non-Audit Fees

The audit committee reviews and approves audit and permissible non-audit services performed by Deloitte, as well as the fees charged by Deloitte for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before Deloitte is engaged to render audit or non-audit services, the audit committee approves the engagement. The following information reports the fees for audit and other services provided by Deloitte for fiscal years 2024 and 2023, respectively.
Audit Fees. The aggregate fees billed by Deloitte for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries, consents and reviews of documents filed with the SEC were $1,199,780 for 2024 and $1,320,826 for 2023.
Audit-Related Fees. There were no aggregate fees billed by Deloitte for professional services for audit-related fees in 2024. There were $114,717 of aggregate fees billed by Deloitte for professional services for audit-related fees in 2023. The fees in 2023 related to a review of the design of the Company’s finance department organization.
Tax Fees. There were no aggregate fees billed by Deloitte for professional services for tax in 2024 and 2023.
All Other Fees. The aggregate fees billed by Deloitte for access to accounting research software applications and data were $9,096 for 2024. There were no aggregate fees billed by Deloitte for other services in 2023.
Pre-Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered certified public accounting firms. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before any independent registered public accounting firm is engaged to perform it. The audit committee approved all services provided by Deloitte in 2024 and 2023.
Equity Compensation Plan Information
The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2024.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (3)
Plan Category
Equity compensation plans approved by stockholders (1), (2)	—	—	9,361,501
Equity compensation plans not approved by stockholders	—	—	—
Total	—	—	9,361,501
___________________________
(1)Includes the Company’s 2021 Plan and ESPP, both of which were approved by stockholders.
(2)The Company has issued 10,686,023 restricted shares (after adjusting for the stock dividend paid by the Company on June 30, 2023) under its 2021 Plan and there were 6,033,339 unvested restricted shares at December 31, 2024. As of April 30, 2025, the ESPP has not yet commenced.
(3)Includes 5,952,996 shares available for issuance under the 2021 Plan and 3,408,505 shares available for issuance under the ESPP. On January 1, 2025, the number of shares available for issuance under the 2021 Plan was increased by 3,554,126 (representing four percent of the outstanding shares of the Company) and the amount of shares available for issuance under the ESPP was increased by 888,532 (representing one percent of the outstanding shares of the Company).

Certain Relationships and Related Party Transactions
The Board has adopted a written policy for reviewing and approving transactions between the Company and its directors, director nominees, executive officers, greater-than-five-percent beneficial owners and their immediate family members. The policy covers any related party transaction that meets the minimum threshold for disclosure under the relevant SEC rules. The audit committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. In determining whether to approve, disapprove or ratify a related party transaction, the audit committee will consider, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to the Company than terms that would have been reached with an unrelated third party, (ii) the extent of the interest of the related party in the transaction and (iii) the purpose of and the potential benefits to the Company of the transaction.
The related party transactions described in this section, including those entered into before this policy was adopted, were approved by the Board or the audit committee.
Agreements with Vector Group. On December 29, 2021, Vector Group completed its distribution of the Company, including the real estate services and PropTech investment business owned by its subsidiary, New Valley Ventures LLC.
The Company and Vector Group entered into a Distribution Agreement and the Transition Services Agreement with respect to transition services and a number of ongoing commercial relationships. Under the Transition Services Agreement, which terminated in accordance with its terms in December 2024, the Company paid Vector Group $4,083,625 for the year ended December 31, 2024.
Subject to applicable Federal Aviation Administration rules, subsidiaries of the Company entered into aircraft lease agreements with Vector Group and certain of its subsidiaries, pursuant to which the Company had the right to lease on a flight-by-flight basis certain aircraft owned by subsidiaries of Vector Group. These agreements were terminated by the Company in October 2024. The Company was required to pay Vector Group an hourly rental rate for each flight and fixed costs were allocated on an equitable basis. The Company used the aircraft from January 2022 until October 2024 and paid Vector Group approximately $1,830,000 for the year ended December 31, 2024.

A subsidiary of the Company has been engaged by the developers as the sole broker or the co-broker for several of the real estate projects that Vector Group owns an interest in through its real estate ventures. The subsidiary of the Company had gross commissions from these projects of $17,067,572 for the year ended December 31, 2024.
Vector Group has agreed to indemnify the Company for certain tax matters under the Tax Disaffiliation Agreement. There were no payments in 2024 related to such tax indemnifications.
Following the distribution and until October 2024, when Vector Group was acquired by JT Group, there was an overlap between certain officers of the Company and Vector Group. Howard M. Lorber served as the President and CEO of the Company until his resignation in October 2024 and of Vector Group until October 2024. Richard J. Lampen served as the Executive Vice President and COO of the Company until his retirement in December 2024 and of Vector Group until October 2024, J. Bryant Kirkland III serves as the CFO of the Company and had served as CFO of Vector Group until October 2024 Furthermore, two of the members of the Board, Messrs. Lampen and White, also serve as directors of Vector Group and Mr. Lorber served as a member of Vector Group’s Board until October 2024 and as Chairman of the Company’s Board until his resignation in October 2024.
Agreements with Kennedy Lewis. The Chairman of the Company’s Board of Directors is the Co-Founder, Co-Portfolio Manager and Co-Managing Partner of Kennedy Lewis, which is the lender on the Company’s Convertible Notes. As of December 31, 2024, there were an aggregate of $50,000,000 of Convertible Notes, which bear interest at 7% per annum in cash and 8% per annum paid in kind. Kennedy Lewis is entitled to nominate one person to serve on the Board so long as Kennedy Lewis' initial ownership percentage (as calculated pursuant to the Purchase Agreement) is equal to or greater than 33.33%. On July 2, 2024, pursuant to the Purchase Agreement, the Board appointed Mr. Chene as a director on the Board. Mr. Chene is a Co-Portfolio Manager and Co-Managing Partner of Kennedy Lewis. The Company is also party to certain other agreements with or for the benefit of entities advised or managed by Kennedy Lewis, including the Senior Secured Promissory Notes and a registration rights agreement related to the shares issuable upon conversion of the Senior Secured Promissory Notes. The holders of the Convertible Notes have the right to elect at any time to convert the Convertible Notes into shares of the Company’s common stock at an initial conversion price of $1.50 per share of common stock, subject to the Beneficial Ownership Limitation.
Other related party transactions. Daniel A. Sachar, the son-in-law of Mr. Lampen, serves as Vice President, Enterprise Innovation and Managing Director of New Valley Ventures LLC, and received total compensation, which included salary and 401(k) matching awards of approximately $303,088 in 2024.
Mr. Lampen’s brother serves as a Vice President of Energy Initiatives and Architect at Douglas Elliman Property Management, an indirect subsidiary of the Company, and received total compensation, which included salary of approximately 132,500 in 2024.
Mr. Lorber’s son is a real estate agent whose license is held at a subsidiary of the Company and received commissions and other payments of $767,110.43 in accordance with brokerage activities in 2024.
On December 20, 2024, the Company entered into an amendment agreement with Vector Group, the former tenant and Frost Real Estate Holdings, LLC, the landlord, pursuant to which the Company agreed to assume all of Vector Group’s obligations and rights under the office lease agreement, as amended, between Vector Group and Frost Real Estate Holdings LLC, including assumption of the rent balance of the Company’s Miami headquarters through April 30, 2028. An affiliate of Frost Real Estate Holdings LLC, Dr. Phillip Frost, beneficially owns more than 5% of the Company’s common stock. The amended lease provides for a base rent of $44,035.41 per month until April 30, 2025 (the “First Lease Period”), plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and general parking expenses. After the First Lease Period, the rent will be increased by three and a quarter percent (3.25%) in each subsequent lease period commencing on May 1 and terminating on April 30 of each year until April 31, 2028. The Company deposited with the landlord $176,142 as a security deposit.
PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company asks that stockholders ratify the appointment of Deloitte & Touche LLP, which has been the independent registered public accounting firm for the Company since 2021, as its independent registered public accounting firm for the year ending December 31, 2025.

It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.

If the appointment is not ratified, the adverse vote will be considered as an indication to the audit committee that it should consider selecting another independent registered public accounting firm for the following fiscal year. Even if the selection is ratified, the Company’s audit committee, in its discretion, may select a new independent registered public accounting firm at any time during the year if it believes that such a change would be in the Company's best interests.

Approval of the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2025 requires the affirmative vote of the holders of a majority of the voting power of shares of Common Stock present or represented, and entitled to vote thereon, at the annual meeting.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2025.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE “SAY-ON-PAY” VOTE)
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Company is seeking a non-binding advisory vote from its stockholders regarding the compensation of its named executive officers as described in the “Executive Compensation.” This proposal is also referred to as the “say-on-pay” vote.
After a change in members of the compensation and human capital committee in July 2024, the compensation and human capital committee reevaluated the Company’s compensation structure in an effort to align the compensation structure with the long-term interests of its stockholders. In 2024, Messrs. Chene and White were added to compensation and human capital committee to fill vacancies due to the resignation of former compensation and human capital committee chairman from the Board, as well as the appointment of Mr. Liebowitz as the Company’s Principal Executive Officer in October 2024.
Such changes, implemented upon the previous CEO’s resignation and the appointment of our new CEO in October 2024, included (i) significantly reducing the CEO’s base salary (from $2,132,935 to $800,000), (ii) designing an equity compensation package that was 51% based on achievement of certain stock price performance hurdles over a three-year performance period and 49% based on restricted stock units that equally time vest over a three-year period, (iii) significantly reducing corporate perquisites, including suspending the Corporate Aircraft Policy and terminating the Aircraft Lease Agreements and (iv) significantly reducing severance obligations in the event of a termination without cause. In addition to the above, our newly appointed CEO received a signing bonus of $800,000 and is eligible to participate in an annual cash bonus program for 2025 per the Committee’s discretion.

These enhancements reflect the compensation and human capital committee’s disciplined approach to executive compensation, where it continues to implement best practices related to compensation, including:
(i) Focusing long-term performance to align the interests of the CEO with those of stockholders. As a result of the above changes, the Company’s new CEO’s compensation (in 2024) was 91.0% long-term (significantly up from 46.1% of the Company’s previous CEO in 2023).
(ii) Structuring majority of CEO pay in the form of at-risk compensation. As a result of the above changes, the Company’s new CEO’s compensation (in 2024) was 91.0% variable (up from 76.9% of the previous CEO in 2023).
(iii) Implementing hold-until-retirement requirements applicable to 25% of all equity granted to executives and our stock ownership. Under its Equity Retention, Hedging and Pledging Policy, the Company formalized its practice of significant share retention by senior management. Until age 60, each executive officer is required to retain at least 25% (after taxes and exercise costs) of the executive officer’s shares of Common Stock acquired by them under an incentive plan or award (the “Award Shares”).
(iv) Implementing policies that prohibit hedging of stock by executive officers and directors under its “Equity Retention, Hedging and Pledging Policy.”
(v) Implementing an executive clawback policy — which provides for recoupment of previously earned incentives — which is a precondition to receiving incentive-based compensation. The Company’s Clawback Policy was established in accordance with the listing requirements of the New York Stock Exchange to provide for the recovery or “clawback” of certain erroneously awarded incentive-based compensation in the event that the Company is required to prepare an accounting restatement.
(vi) Mitigating risk through Compensation Risk Assessments. It is the compensation and human capital committee’s belief that a majority of an executive’s total compensation should be variable “at risk” compensation, meaning it is tied to the Company’s financial performance. However, because performance-based incentives play a large role in the Company’s compensation program, the compensation and human capital committee strives to ensure that incentives do not result in actions that may conflict with the long-term best interests of the Company and its stockholders. Therefore, the compensation and human capital committee evaluates all of the Company’s compensation plans and policies (applicable to executives and employees below the executive level) for attributes that could cause excessive risk-taking. The compensation and human capital committee concluded that the Company’s compensation programs and policies do not encourage excessive risk-taking because:

(a) the salary component of the Company’s program is a fixed amount; (b) executive officers are subject to the Company’s executive stock ownership guidelines; and (c) the annual cash-based incentive plan and long-term incentive plans are designed with risk-mitigating characteristics such as (i) maximum award payouts based on the attainment of various and continually evolving Company financial objectives which diversify risks associated with a single indicator of performance, (ii) the Company’s equity-based incentives encourage a longer-term focus through multi-year performance periods, (iii) the Company’s risk-mitigating policies in place such as insider trading and hedging prohibitions and clawbacks, and (iv) review and approval of final awards by its compensation and human capital committee (and the independent members of the full Board in the case of the CEO), which is composed entirely of independent directors who have discretion under the Company’s plans to approve, modify, or eliminate any award earned.

(vii) Using an independent compensation consultant. Since December 2021, the compensation and human capital committee has engaged Pearl Meyer to conduct a competitive market assessment of the Company’s executive compensation levels and structure, including an examination of market trends and best practices in the Company’s primary industries, as well as advice on the design and structure of incentive compensation programs for executives. Pearl Meyer is directed by, and only provides services to, the compensation and human capital committee.

(viii) Collaborating with its independent compensation consultant to develop a peer group. In developing the aforementioned changes, the compensation and human capital committee considered best practices in corporate governance and used a peer-group that consisted of 12 companies (Anywhere Real Estate, Compass, Inc., Colliers International Group Inc., eXp World Holdings, Inc., Newmark Group, Inc., loanDepot, Inc., Offerpad Solutions Inc., Redfin Corporation, LendingTree, Inc., Marcus & Millichap, Inc., Fathom Holdings, Inc. and RE/MAX Holdings, Inc.). The compensation and human capital committee believes the compensation practices of the Company’s peer group provide it with appropriate compensation benchmarks for evaluating the compensation of the Company’s CEO and other NEOs on a go-forward basis. Nonetheless, this market data is not the sole determinant in setting pay levels for the CEO and other NEOs. The compensation and human capital committee also considers Company and individual performance and the nature of an individual’s role within the Company, as well as the individual’s experience and contributions to his or her current role when making its compensation-related decisions.
The Company believes that its compensation policies and procedures discussed above are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the Board urges you to consider the following factors:

•The compensation and human capital committee’s Executive Compensation Philosophy outlines its intent to ensure alignment of pay and performance against preset annual and long-term goals, provide long-term and short-term incentives that pay out in alignment with stockholder value creation, provide competitive levels of compensation, and attract talented executives and retain them for the benefit of the Company and its subsidiaries.
•The compensation and human capital committee intends to design incentive compensation with features that mitigate the compensation risk including the use of multiple performance targets, caps on potential incentive payments and a clawback policy.
•The Company requires executives to retain 25% of equity awards under its Equity Retention Policy and encourages the accumulation of equity through its Equity Ownership Guidelines (CEO at 3.0 times Base Salary, Executive Vice President at 1.5 times Base Salary and other Named Executive Officers at 1.0 times Base Salary), both of which works to align the interests of executives with those of stockholders.
•Executives are prohibited from hedging shares of the Company's Common Stock.
•The Company does not permit the repricing of options without stockholder approval.
•The Company requires both a change in control and a termination of employment (a “double trigger”) before cash severance payments will be made as a result of a change in control.
•The compensation and human capital committee considers the advice of an independent compensation consultant in making compensation determinations.
The Board recommends that the stockholders vote “FOR” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the April 30, 2025 proxy statement pursuant to Item 402 of Regulation S-K, including the executive compensation tables, and the related narrative discussion.”
Because your vote is advisory, it will not be binding upon the Board, meaning that prior compensation determinations of the Board will not be invalidated and the Board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the Board values stockholders’ opinions and the compensation and human capital committee will consider the outcome of the vote when considering future executive compensation arrangements and corporate governance measures.
Approval of the “say-on-pay” resolution requires the affirmative vote of the holders of a majority of the voting power of the shares of Common Stock present or represented, and entitled to vote thereon, at the annual meeting.

In accordance with the vote by the Company's stockholders at the 2022 annual meeting to hold the “say-on-pay” vote every year, the Company expects its next “say-on-pay” vote will occur at the 2026 annual meeting of stockholders.

The Board of Directors recommends that stockholders vote “FOR” advisory approval of the Company's executive compensation.

MISCELLANEOUS
Annual Report

    The Company expects to mail on or before May 16, 2025, with this proxy statement, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 to each stockholder as of the record date. If a stockholder requires an additional copy of such Annual Report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s Secretary, J. Bryant Kirkland III, at Douglas Elliman Inc., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137.

Registering to Attend the Virtual Annual Meeting as a Beneficial Owner

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” To attend the annual meeting, beneficial owners must first obtain a valid legal proxy from their broker, bank or other agent and then register in advance to virtually attend the annual meeting. Follow the instructions from your broker or bank included with the proxy materials or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the annual meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Equiniti Trust Company, LLC (“Equiniti”). Requests for registration should be directed to proxy@equiniti.com or to facsimile number 718-765-8730.

Requests for registration must be labeled as “Legal Proxy” and be received by Equiniti no later than 5:00 PM ET on Wednesday, June 11, 2025.

You will receive confirmation of your registration by email after Equiniti receives your registration materials, after which you may attend the annual meeting and vote your shares at https://web.lumiconnect.com/236285623 during the meeting.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.
To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no Forms 5 were required, during and with respect to the fiscal year ended December 31, 2024, all reporting persons timely complied with all filing requirements applicable to them with respect to the Company’s equity securities.
Communications with Directors
Any stockholder and other interested parties wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s Secretary, J. Bryant Kirkland III, at Douglas Elliman Inc., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137. The secretary will forward these communications directly to the director(s) in question. The independent directors of the Board review and approve this communication process periodically to ensure effective communication with stockholders and other interested parties.

Although the Company does not have a policy with regard to directors’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. Four of the Company’s directors attended the Company’s 2024 annual meeting.
Stockholder Proposals for the 2026 Annual Meeting
Proposals of stockholders intended to be presented at the 2026 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: J. Bryant Kirkland III, Company Secretary, on or before January 16, 2026 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted no earlier than February 25, 2026 and no later than March 27, 2026.
Director nominees for inclusion in the Company's proxy statement relating to the 2026 annual meeting of stockholders, pursuant to the Company's proxy access bylaw, must be received by the Company at its principal executive offices, 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, Attention: J. Bryant Kirkland III, Company Secretary, no earlier than December 17, 2025 and no later than January 16, 2026.
In addition to satisfying the foregoing advance notice requirements under the Company's Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by the Company’s Bylaws and Rule 14a-19 under the Exchange Act either postmarked or transmitted electronically to the Company no earlier than December 17, 2025 and no later than January 16, 2026. The advance notice requirement under Rule 14a-19 does not override or supersede the longer advance notice requirement under the Company’s Bylaws.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 25, 2025
A copy of this proxy statement, the enclosed proxy card and the 2024 Annual Report of Douglas Elliman Inc. on Form 10-K can be found at the website address: https://investors.elliman.com/governance/governance-documents/default.aspx.

Householding of Annual Meeting Materials
Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Douglas Elliman Inc., 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137, or via telephone at 305-579-8000, the Company will provide separate copies of the Annual Report and/or this proxy statement. If a stockholder receives multiple copies of the Annual Report and/or this proxy statement, he or she may request householding in the future by contacting the Company at 4400 Biscayne Boulevard, 10th Floor, Miami, Florida 33137 or calling 305-579-8000.
Other Matters
The cost of this solicitation of proxies will be borne by the Company. The Company has hired Georgeson Shareholder Communications Inc. (“Georgeson”) to solicit proxies. Georgeson will solicit by personal interview, mail, telephone and email, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will pay Georgeson a customary fee, anticipated to be approximately $75,000, covering its services and will reimburse Georgeson for reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock. In addition, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone.
The Board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

J. BRYANT KIRKLAND III
Executive Vice President, Secretary, Treasurer and Chief Financial Officer
Dated: April 30, 2025

DOUGLAS ELLIMAN INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2025 ANNUAL MEETING OF
STOCKHOLDERS OF DOUGLAS ELLIMAN INC.
The undersigned stockholder of Douglas Elliman Inc. (the “Company”) hereby constitutes and appoints each of Michael S. Liebowitz and J. Bryant Kirkland III as attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2025 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held via live webcast at https://web.lumiconnect.com/236285623 on Wednesday, June 25, 2025 at 10:00 a.m. eastern time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.
(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF DOUGLAS ELLIMAN INC.

June 25, 2025

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card
are available at http://www.astproxyportal.com/ast/24986

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

The Board of Directors recommends you vote FOR all nominees on Item 1.
1. Election of Directors:

FOR ALL NOMINEES	☐

WITHHOLD AUTHORITY FOR ALL NOMINEES	☐

FOR ALL EXCEPT (See instructions below)	☐

Nominees: ☐ Richard J. Lampen ☐ Wilson L. White

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☑

The Board of Directors recommends you vote FOR Items 2 and 3.

2. Approval of ratification of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2025:

FOR	☐

AGAINST	☐

ABSTAIN	☐

3. Advisory vote on executive compensation (the “say-on-pay” vote):

FOR	☐

AGAINST	☐

ABSTAIN	☐

The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of all nominees, FOR the ratification of the independent registered public accounting firm and FOR the advisory “say-on-pay” vote.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder                        Date            Signature of Stockholder                    Date
NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.